Exhibit 99.7

October 26, 2018

Federal Life Group, Inc.
3750 West Deerfield Road
Riverwoods, Illinois 60015

Gentlemen:

I hereby consent to being named as a person who will serve as a director of Federal Life Group, Inc. (the “Company”) in the Registration Statement on Form S-1 of the Company (333-227790) upon completion of the Company’s offering of its common stock as described in such registration statement.

Sincerely,

/s/ Matthew T. Popoli

Matthew T. Popoli